Exhibit 99.1

JAMES RIVER ANNOUNCES FIRST QUARTER
2023 RESULTS

Pembroke, Bermuda, May 2, 2023 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported first quarter 2023 net income available to common shareholders of $7.0 million ($0.18 per diluted share), compared to net income available to common shareholders of $9.3 million ($0.25 per diluted share) for the first quarter of 2022. Adjusted net operating income1 for the first quarter of 2023 was $21.6 million ($0.56 per diluted share), compared to adjusted net operating income1 of $13.9 million ($0.37 per diluted share) for the first quarter of 2022.
First Quarter 2023 Highlights:
▪Group combined ratio of 94.9% and Excess and Surplus Lines ("E&S") segment combined ratio of 86.8% on business not subject to retroactive reinsurance accounting for loss portfolio transfers (the "combined ratio"). Unless specified otherwise, all underwriting performance ratios presented herein are for our business not subject to retroactive reinsurance accounting for loss portfolio transfers ("LPTs").
▪E&S segment gross and net written premium growth of 12.1% and 17.3%, respectively, due to strong growth from our larger underwriting divisions, broad based renewal rate increases and increased net retention.
▪E&S segment renewal rates increased 8.9%, with all underwriting divisions reporting positive pricing increases.
▪Net investment income increased 58.4% compared to the prior year quarter, and 12.9% sequentially due to higher income from most asset classes.
▪Adjusted net operating return on tangible common equity excluding accumulated other comprehensive loss ("AOCI")1 of 16.3%.

1 Adjusted net operating income and adjusted net operating return on tangible common equity excluding AOCI are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces First Quarter 2023 Results

Frank D'Orazio, the Company’s Chief Executive Officer, commented on the first quarter, “Buoyed by strong growth and attractive renewal rates in our E&S segment, solid underwriting profitability and meaningful contributions from our investment portfolio, James River produced another outstanding quarter of attractive returns, including our strongest quarterly adjusted net operating income in more than three years. With the Company repositioned around its core strengths, we believe James River is well poised to continue to deliver excellent underwriting performance and compelling shareholder returns.”
First Quarter 2023 Operating Results
•Gross written premium of $363.9 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Excess and Surplus Lines	$228,903	$204,282	12%
Specialty Admitted Insurance	124,551	125,710	(1)%
Casualty Reinsurance	10,439	29,944	(65)%
	$363,893	$359,936	1%

•Net written premium of $183.2 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Excess and Surplus Lines	$147,430	$125,710	17%
Specialty Admitted Insurance	26,725	20,205	32%
Casualty Reinsurance	9,065	29,944	(70)%
	$183,220	$175,859	4%

•Net earned premium of $208.1 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Excess and Surplus Lines	$151,359	$131,301	15%
Specialty Admitted Insurance	20,481	19,318	6%
Casualty Reinsurance	36,273	39,205	(7)%
	$208,113	$189,824	10%

•E&S segment gross written premium increased 12.1% compared to the prior year quarter, while net written premium increased 17.3% due to both strong growth and higher net retention within our excess casualty unit. Premium growth for the segment was led by our larger underwriting divisions, with particular strength in excess casualty, excess property and manufacturers and contractors. Renewal rate increases were 8.9% during the first quarter of 2023, representing the twenty-fifth consecutive quarter of renewal rate increases compounding to 67.7%.
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JRVR Announces First Quarter 2023 Results

•Gross written premium for the Specialty Admitted Insurance segment decreased 0.9% from the prior year quarter. During the quarter there was a combined 7.1% reduction to premium from our individual risk workers' compensation business and our large workers' compensation fronted program, which was partially offset by growth in our remaining fronting and program business.
•Gross written premium in the Casualty Reinsurance segment totaled $10.4 million and was related to premium adjustments on in-force treaties. As was previously disclosed, we have suspended underwriting business in our Casualty Reinsurance segment and there were no treaties written or renewed during the first quarter. The earning pattern of the business can extend over multiple years and declines in net earned premium for this segment will lag written premium. We expect to continue to report earned premium over the next several quarters.
•Pre-tax favorable (unfavorable) reserve development by segment on business not subject to retroactive reinsurance accounting for loss portfolio transfers was as follows:

	Three Months Ended March 31,
($ in thousands)	2023	2022
Excess and Surplus Lines	$324	$59
Specialty Admitted Insurance	171	(63)
Casualty Reinsurance	(1,857)	(6,800)
	$(1,362)	$(6,804)
•During the first quarter of 2023, for business not subject to LPTs, the Company reported modest favorable reserve development in E&S and Specialty Admitted, and $1.9 million of adverse development in Casualty Reinsurance.
•The Company recognized adverse prior year development of $41.0 million on the reserves subject to the Commercial Auto LPT, which provides unlimited coverage, and $7.8 million on the reserves subject to the Casualty Reinsurance LPT. Retroactive benefits of $32.0 million were recorded in loss and loss adjustment expenses and the deferred retroactive reinsurance gain on the Balance Sheet is $37.0 million.
•Gross fee income was as follows:

	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Specialty Admitted Insurance	$5,711	$5,558	3%
•The consolidated expense ratio was 28.4% for the first quarter of 2023, which was an increase from 26.0% in the prior year first quarter. The expense ratio was primarily impacted by changes in reinsurance cessions in both E&S and Specialty Admitted segments that resulted in a lower level of ceding commissions in the current period.

Investment Results
Net investment income for the first quarter of 2023 was $25.8 million, an increase of 58.4% compared to $16.3 million for the same period in 2022. Growth in income was broad-based across the portfolio, driven by higher yields and growth from positive operating cash flow.
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JRVR Announces First Quarter 2023 Results

During the first quarter of 2023, the Company received $1.2 million of additional proceeds from a renewable energy investment that was sold during the fourth quarter of 2022. This payment was reflected in investment income.
The Company’s net investment income consisted of the following:

	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Renewable Energy Investments	$1,255	$2,682	(53)%
Other Private Investments	336	217	55%
All Other Net Investment Income	24,181	13,368	81%
Total Net Investment Income	$25,772	$16,267	58%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended March 31, 2023 was 4.2% (versus 3.0% for the three months ended March 31, 2022). The investment yield increased primarily as a result of higher market yields on fixed maturity securities and bank loans.
Net realized and unrealized gains on investments of $0.4 million for the three months ended March 31, 2023 compared to net realized and unrealized losses on investments of $5.0 million in the prior year quarter. The majority of the realized and unrealized gains during the first quarter of 2023 were related to changes in fair values of our secured bank loan portfolio, partially offset by a decline in the fair value of preferred and common equity securities.
Taxes
The Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The effective tax rate for the three months ended March 31, 2023 was 24.6%.
Tangible Equity
Tangible equity2 of $555.4 million at March 31, 2023 increased 10.8% compared to tangible equity of $501.2 million at December 31, 2022, due to strong earnings and a decrease in unrealized losses in the Company's fixed maturity portfolio. AOCI improved by $30.9 million during the first quarter of 2023, due to an increase in the value of the Company's fixed maturity securities.
Tangible equity excluding AOCI was $687.5 million at March 31, 2023 compared to $664.3 million at December 31, 2022, with the increase primarily driven by positive net income available to common shareholders during the first quarter of 2023.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.05 per common share. This dividend is payable on Friday, June 30, 2023 to all shareholders of record on Monday, June 12, 2023.
2 Tangible equity is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces First Quarter 2023 Results

Conference Call
James River will hold a conference call to discuss its first quarter results tomorrow, May 3, 2023 at 9:00 a.m. Eastern Time. Investors may access the conference call by dialing (800) 715-9871, Conference ID 3174764, or via the internet by visiting www.jrvrgroup.com and clicking on the “Investor Relations” link. A webcast replay of the call will be available by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; downgrades in the financial strength rating of our regulated insurance subsidiaries impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a persistent high inflationary environment on our reserves, the values of our investments and investment returns, and our compensation expenses; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk, adequately protect our company against financial loss and that supports our growth plans; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform its reimbursement obligations, and our potential inability to demand or maintain adequate collateral to mitigate such risks; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; changes in U.S. tax laws and the interpretation of certain provisions of Public Law No. 115-97, informally titled the 2017 Tax Cuts and Jobs Act (including associated regulations), which may be retroactive and could have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from
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JRVR Announces First Quarter 2023 Results

catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends; and an adverse result in any litigation or legal proceedings we are or may become subject to. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income, tangible equity, tangible common equity, adjusted net operating return on tangible equity (which is calculated as annualized adjusted net operating income divided by the average quarterly tangible equity balances in the respective period), and adjusted net operating return on tangible common equity excluding AOCI (which is calculated as annualized adjusted net operating income (loss) divided by the average quarterly tangible common equity balances in the respective period, excluding AOCI), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrvrgroup.com
For more information contact:
Brett Shirreffs
SVP, Finance, Investments and Investor Relations
InvestorRelations@jrgh.net
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JRVR Announces First Quarter 2023 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

($ in thousands, except for share data)	March 31, 2023	December 31, 2022
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,898,758	$1,783,417
Equity securities, at fair value	116,091	118,627
Bank loan participations, at fair value	146,768	154,991
Short-term investments	25,061	107,812
Other invested assets	27,184	27,447
Total invested assets	2,213,862	2,192,294

Cash and cash equivalents	199,898	173,164
Restricted cash equivalents (a)	104,254	103,215
Accrued investment income	15,892	14,418
Premiums receivable and agents’ balances, net	326,499	340,525
Reinsurance recoverable on unpaid losses, net	1,541,497	1,520,113
Reinsurance recoverable on paid losses	158,761	114,242
Deferred policy acquisition costs	54,535	59,603
Goodwill and intangible assets	217,416	217,507
Other assets	372,473	401,994
Total assets	$5,205,087	$5,137,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,841,993	$2,768,995
Unearned premiums	638,856	676,016
Funds held (a)	297,002	310,953
Deferred reinsurance gain	36,954	20,091
Senior debt	222,300	222,300
Junior subordinated debt	104,055	104,055
Accrued expenses	43,732	59,566
Other liabilities	284,382	276,435
Total liabilities	4,469,274	4,438,411

Series A redeemable preferred shares	144,898	144,898
Total shareholders’ equity	590,915	553,766
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$5,205,087	$5,137,075

Tangible equity (b)	$555,351	$501,248
Tangible equity per share outstanding (b)	$12.84	$11.63
Shareholders' equity per share outstanding	$15.71	$14.78
Common shares outstanding	37,619,226	37,470,237

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company. The funds held liability also includes a notional funds withheld account balance related to the loss portfolio transfer retrocession transaction that our Casualty Reinsurance segment entered into in the first quarter of 2022, which is reduced quarterly by paid losses on the subject business.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces First Quarter 2023 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended March 31,
($ in thousands, except for share data)	2023	2022
REVENUES
Gross written premiums	$363,893	$359,936
Net written premiums	183,220	175,859

Net earned premiums	208,113	189,824
Net investment income	25,772	16,267
Net realized and unrealized gains (losses) on investments	407	(5,010)
Other income	1,309	867
Total revenues	235,601	201,948

EXPENSES
Losses and loss adjustment expenses (a)	155,288	135,608
Other operating expenses	60,259	50,061
Other expenses	603	368
Interest expense	6,616	2,292
Amortization of intangible assets	91	91
Total expenses	222,857	188,420
Income before taxes	12,744	13,528
Income tax expense	3,136	3,323
NET INCOME	$9,608	$10,205
Dividends on Series A preferred shares	(2,625)	(875)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$6,983	$9,330
ADJUSTED NET OPERATING INCOME (b)	$21,591	$13,867

INCOME PER COMMON SHARE
Basic	$0.19	$0.25
Diluted	$0.18	$0.25

ADJUSTED NET OPERATING INCOME PER COMMON SHARE
Basic	$0.58	$0.37
Diluted (c)	$0.56	$0.37

Weighted-average common shares outstanding:
Basic	37,531,819	37,406,913
Diluted	37,785,452	37,554,662
Cash dividends declared per common share	$0.05	$0.05

Ratios:
Loss ratio	66.5%	71.4%
Expense ratio (d)	28.4%	26.0%
Combined ratio	94.9%	97.4%
Accident year loss ratio	65.9%	67.9%

(a) Losses and loss adjustment expenses include a $16.9 million expense for unrecognized deferred retroactive reinsurance gain for the three months ended March 31, 2023.
(b) See "Reconciliation of Non-GAAP Measures".
(c) The outstanding Series A preferred shares were dilutive for the three months ended March 31, 2023. Dividends on the Series A preferred shares were added back to the numerator in the calculation and 5,640,158 common shares from an assumed conversion of the Series A preferred shares were included in the denominator.

(d) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $1.1 million and $800,000 for the three months ended March 31, 2023 and 2022, respectively, and a denominator of net earned premiums.

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JRVR Announces First Quarter 2023 Results

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Gross written premiums	$228,903	$204,282	12.1%
Net written premiums	$147,430	$125,710	17.3%

Net earned premiums	$151,359	$131,301	15.3%
Losses and loss adjustment expenses excluding retroactive reinsurance	(99,189)	(84,925)	16.8%
Underwriting expenses	(32,175)	(24,919)	29.1%
Underwriting profit (a)	$19,995	$21,457	(6.8)%

Ratios:
Loss ratio	65.5%	64.7%
Expense ratio	21.3%	19.0%
Combined ratio	86.8%	83.7%
Accident year loss ratio	65.7%	64.7%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces First Quarter 2023 Results

SPECIALTY ADMITTED INSURANCE

	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Gross written premiums	$124,551	$125,710	(0.9)%
Net written premiums	$26,725	$20,205	32.3%

Net earned premiums	$20,481	$19,318	6.0%
Losses and loss adjustment expenses	(15,492)	(15,435)	0.4%
Underwriting expenses	(5,458)	(3,674)	48.6%
Underwriting (loss) profit (a), (b)	$(469)	$209	—

Ratios:
Loss ratio	75.6%	79.9%
Expense ratio	26.7%	19.0%
Combined ratio	102.3%	98.9%
Accident year loss ratio	76.5%	79.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three months ended March 31, 2023 and 2022 include gross fee income of $5.7 million and $5.6 million, respectively.

CASUALTY REINSURANCE

	Three Months Ended March 31,
($ in thousands)	2023	2022	% Change
Gross written premiums	$10,439	$29,944	(65.1)%
Net written premiums	$9,065	$29,944	(69.7)%

Net earned premiums	$36,273	$39,205	(7.5)%
Losses and loss adjustment expenses excluding retroactive reinsurance	(23,744)	(35,248)	(32.6)%
Underwriting expenses	(12,223)	(12,794)	(4.5)%
Underwriting profit (loss) (a)	$306	$(8,837)	—

Ratios:
Loss ratio	65.5%	89.9%
Expense ratio	33.7%	32.6%
Combined ratio	99.2%	122.5%
Accident year loss ratio	60.3%	72.6%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces First Quarter 2023 Results

Underwriting Performance Ratios

The following table provides the underwriting performance ratios of the Company inclusive of the business subject to retroactive reinsurance accounting for loss portfolio transfers. There is no economic impact to the Company over the life of a loss portfolio transfer contract so long as any additional losses subject to the contract are within the limit of the loss portfolio transfer and the counterparty performs under the contract. Retroactive reinsurance accounting is not indicative of our current and ongoing operations. Management believes that providing loss ratios and combined ratios on business not subject to retroactive reinsurance accounting for loss portfolio transfers gives the users of our financial statements useful information in evaluating our current and ongoing operations.

	Three Months Ended March 31,
	2023	2022
Excess and Surplus Lines:
Loss Ratio	65.5%	64.7%
Impact of retroactive reinsurance	7.7%	—%
Loss Ratio including impact of retroactive reinsurance	73.2%	64.7%

Combined Ratio	86.8%	83.7%
Impact of retroactive reinsurance	7.7%	—%
Combined Ratio including impact of retroactive reinsurance	94.5%	83.7%

Casualty Reinsurance:
Loss Ratio	65.5%	89.9%
Impact of retroactive reinsurance	14.2%	—%
Loss Ratio including impact of retroactive reinsurance	79.7%	89.9%

Combined Ratio	99.2%	122.5%
Impact of retroactive reinsurance	14.2%	—%
Combined Ratio including impact of retroactive reinsurance	113.4%	122.5%

Consolidated:
Loss Ratio	66.5%	71.4%
Impact of retroactive reinsurance	8.1%	—%
Loss Ratio including impact of retroactive reinsurance	74.6%	71.4%

Combined Ratio	94.9%	97.4%
Impact of retroactive reinsurance	8.1%	—%
Combined Ratio including impact of retroactive reinsurance	103.0%	97.4%

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JRVR Announces First Quarter 2023 Results

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and for the entire Company to consolidated income before taxes. We believe that the disclosure of underwriting profit by individual segment and of the Company as a whole is useful to investors, analysts, rating agencies and other users of our financial information in evaluating our performance because our objective is to consistently earn underwriting profits. We evaluate the performance of our segments and allocate resources based primarily on underwriting profit. We define underwriting profit as net earned premiums and gross fee income (in specific instances when the Company is not retaining insurance risk) less losses and loss adjustment expenses excluding the impact of loss portfolio transfers accounted for as retroactive reinsurance and other operating expenses. Other operating expenses include the underwriting, acquisition, and insurance expenses of the operating segments and, for consolidated underwriting profit, the expenses of the Corporate and Other segment. Our definition of underwriting profit may not be comparable to that of other companies.

	Three Months Ended March 31,
($ in thousands)	2023	2022
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$19,995	$21,457
Specialty Admitted Insurance	(469)	209
Casualty Reinsurance	306	(8,837)
Total underwriting profit of operating segments	19,832	12,829
Other operating expenses of the Corporate and Other segment	(9,282)	(7,874)
Underwriting profit (a)	10,550	4,955
Losses and loss adjustment expenses - retroactive reinsurance	(16,863)	—
Net investment income	25,772	16,267
Net realized and unrealized gains (losses) on investments	407	(5,010)
Other expense	(415)	(301)
Interest expense	(6,616)	(2,292)
Amortization of intangible assets	(91)	(91)
Consolidated income before taxes	$12,744	$13,528

(a) Included in underwriting results for the three months ended March 31, 2023 and 2022 is gross fee income of $5.7 million and $5.6 million, respectively.

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JRVR Announces First Quarter 2023 Results

Adjusted Net Operating Income

We define adjusted net operating income as income available to common shareholders excluding a) the impact of loss portfolio transfers accounted for as retroactive reinsurance, b) net realized and unrealized gains (losses) on investments, c) certain non-operating expenses such as professional service fees related to a purported class action lawsuit, various strategic initiatives, and the filing of registration statements for the offering of securities, and d) severance costs associated with terminated employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income available to common shareholders reconciles to our adjusted net operating income as follows:

	Three Months Ended March 31,
	2023		2022
($ in thousands)	Income Before Taxes	Net Income	Income Before Taxes	Net Income
Income available to common shareholders	$10,119	$6,983	$12,653	$9,330
Losses and loss adjustment expenses - retroactive reinsurance	16,863	14,406	—	—
Net realized and unrealized investment (gains) losses	(407)	(373)	5,010	4,190
Other expenses	575	575	347	347
Adjusted net operating income	$27,150	$21,591	$18,010	$13,867

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JRVR Announces First Quarter 2023 Results

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A preferred shares and the unrecognized deferred retroactive reinsurance gain on loss portfolio transfers less goodwill and intangible assets (net of amortization). We define tangible common equity as tangible equity less mezzanine Series A preferred shares. Our definition of tangible equity and tangible common equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity and tangible common equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for March 31, 2023, December 31, 2022, and March 31, 2022.

	March 31, 2023		December 31, 2022		March 31, 2022
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$590,915	$15.71	$553,766	$14.78	$647,677	$17.30
Plus: Series A redeemable preferred shares	144,898		144,898		144,898
Plus: Deferred reinsurance gain	36,954		20,091		—
Less: Goodwill and intangible assets	217,416		217,507		217,779
Tangible equity	$555,351	$12.84	$501,248	$11.63	$574,796	$13.34
Less: Series A redeemable preferred shares	144,898		144,898		144,898
Tangible common equity	$410,453	$10.91	$356,350	$9.51	$429,898	$11.48

Common shares outstanding	37,619,226		37,470,237		37,448,314
Common shares from assumed conversion of Series A preferred shares	5,640,158		5,640,158		5,640,158
Common shares outstanding after assumed conversion of Series A preferred shares	43,259,384		43,110,395		43,088,472
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